Exhibit
Number     Exhibit Description

99.1 Copy of press release labeled “McCormick Announces Geoff Carpenter’s Plan to Retire”

FOR IMMEDIATE RELEASE

McCormick Announces Geoff Carpenter’s Plan to Retire

SPARKS, Md., August 12, 2014 – McCormick & Company (NYSE:MKC) a global leader in flavor, today announced that W. Geoffrey Carpenter, Vice President, General Counsel and Corporate Secretary will retire effective January 1, 2015. Mr. Carpenter has been with McCormick for over 30 years where he served as an Executive Officer since his appointment to his current position in 2008.

Mr. Carpenter joined the legal department at McCormick in May 1984 and was promoted to Associate General Counsel and Assistant Secretary in 1996. He is an Emeritus member of the Multiple Management Board and a graduate of Duke University (1975), The University of Virginia School of Law (1978) and Johns Hopkins University’s MBA program (2000).

“Geoff is a strong leader for the organization and has been a key advisor to me. He has built a solid Legal function during his six years as General Counsel. I thank him for his dedication to the Company and his many contributions, and wish him well in his retirement.” said Alan D. Wilson, Chairman, President & CEO.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor with more than $4 billion in annual sales. McCormick manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses – in more than 125 countries and territories. Since Willoughby M. McCormick founded the company selling root beer extract in 1889, McCormick has demonstrated a strong commitment to the communities in which it operates and the planet as a whole. Innovation in flavor and a clear focus on employee engagement and product quality has allowed McCormick to grow its business globally and become the flavor leader it is today. For more information, visit www.mccormickcorporation.com

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For information contact:
Corporate Communications:
Lori Robinson (410-527-6004 or lori_robinson@mccormick.com)